Exhibit 10.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of __________________________, by and among WELLSPRING AEROSPACE INTERNATIONAL, INC., a Nevada Corporation, (the “Company”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the “Escrow Agent”). This Agreement shall be effective as provided in Paragraph 1 below.

WHEREAS, the Company proposes to offer and sell up to 4,000,000 shares of its Common Stock ("Common Stock") (collectively, the “Shares” or “Securities”) in a Mimi/Max Offering of a Minimum Subscription of $500,000 (1,000,000 Common Shares ) to cause breaking of escrow, and a Maximum Offering of $2,000,000 (4,000,000 Common Shares) at a Share purchase price of $0.50 per Share (the “Shares”) to investors pursuant to the Company’s Confidential Offering Memorandum (the “Offering”), dated __________________; and

WHEREAS, The Share Offering is conditioned upon the sale of a minimum of 1,000,000 Common shares for a total of $500,000 of the offered Shares on or before __________________ (the “Initial Closing Date”) or such later date if the Offering is extended for an additional period of up to ninety (90) days in the sole discretion of the Company. Upon reaching the Minimum Offering of 1,000,000 shares ($500,000), all additional funds generated from the sale of Shares in the Offering will be submitted directly to the Company for immediate use; and

WHEREAS, the Company has agreed that the subscription price paid by subscribers for Units will be refunded to such subscribers if the Minimum amount of Shares offered (1,000,000 Shares) have not been sold and paid for by the respective Closing Date of _____________________ or such later date if the Offering is extended for an additional period of up to ninety (90) days, by notice from the Company to the Escrow Agent; and

WHEREAS, the Company desires to establish an escrow in which funds received from subscribers will be deposited until the respective Closing Date or such earlier date on which subscriptions for the required number of Minimum Shares have been received, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth; and

WHEREAS, in order to subscribe for Shares, a subscriber must deliver the full amount of its subscription: (i) by check in U.S. dollars, or (ii) as otherwise agreed to by the Company (collectively, the “Payment”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.	Establishment of Escrow Account. On or prior to the commencement of the offering of Units pursuant to the Memorandum, the Company shall establish an escrow account with the Escrow Agent, which escrow account shall be entitled “BB&T/ Wellspring Aerospace International, Inc. Escrow Account” (the “Escrow Account”). This Agreement shall be effective on the date monies and subscription documents received from subscribers for the subscription of Units are first deposited into the Escrow Account. All monies deposited in the Escrow Account are hereinafter referred to as the “Escrowed Funds.” The Company will cause the subscribers to make Payments for subscriptions payable to the order of the Escrow Agent until such time (if any) as the Escrowed Funds are deliverable to the Company pursuant to the provisions of Paragraph 5(a) below. From and after such time, Payments may be made payable to either the Escrow Agent or the Company. Any Payments received prior to the time, if any, that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Paragraph 5(a) below that are made payable to a party other than the Escrow Agent shall be returned to the party who submitted the Payment.

2.	Deposits into the Escrow Account. The Company will promptly deliver all monies received from subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account. Until such time that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Paragraph 5(a) below, the Company or its designee also will deliver to the Escrow Agent a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the amount paid by such subscriber for such Shares. The Company is aware and understands that, during the escrow period, it is not entitled to any funds received into the Escrow Account, and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

1

3.	Collection Procedure.

(a)	The Escrow Agent is hereby authorized to forward each Payment for collection and, upon collection of the proceeds of each Payment, to deposit the collected proceeds in the Escrow Account.

(b)	Any Payment returned unpaid to the Escrow Agent shall be returned to the party that submitted the Payment. In such cases, the Escrow Agent will promptly notify the Company of such return.

(c)	In the event that the Company or any agent acting on behalf of the Company rejects any subscription for Shares and the Escrow Agent has already collected funds for such subscription, the Escrow Agent shall promptly issue a refund Payment to the drawer of the Payment submitted by or on behalf of the rejected or withdrawing subscriber. If the Escrow Agent has not yet collected funds for such subscription but has submitted the Payment relating to such subscription for collection, the Escrow Agent shall promptly issue a Payment in the amount of such Payment to the rejected or withdrawing subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted the Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly remit such Payment directly to the drawer of the Payment submitted by or on behalf of the subscriber.

4.	Investment of Escrowed Funds. The Escrow Agent, immediately upon receipt of each Payment remitted to it, shall deposit such Payment in a non-interest bearing account.

5.	Distribution of Escrowed Funds.

(a)	Subject to the last sentence of this Paragraph 5(a), if at any time on or prior to the Closing Date, the full amount of Shares for Minimum Offering have been sold, then upon the happening of such event, the Escrow Agent shall deliver the Escrowed Funds to the Company. An affidavit or certification from an officer of the Managing Member of the Company stating the full amount of Shares have been timely sold, shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred. Thereafter, the Escrow Agent shall release from the Escrow Account to the Company any and all Escrowed Funds therein, upon the written request from an officer of the Company as listed on the incumbency certificate provided to the Escrow Agent by the Company.

(b)	If the Escrowed Funds do not, on or prior to each Closing Date, become deliverable to the Company pursuant to subparagraph (a) above, the Escrow Agent shall return the Escrowed Funds to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, without interestand without deduction, penalty or expense to the subscriber. The Escrow Agent shall notify the Company of any such return of subscription amounts. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

6.	Liability of Escrow Agent.

(a)	In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

2

(b)	The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be incurred by it resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify the Escrow Agent for any losses, claims, damages, or expenses arising out of the Escrow Agent’s willful default, misconduct, or gross negligence under this Agreement.

(c)	If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. The Company shall indemnify the Escrow Agent against its reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.

7.	Inability to Deliver. In the event that Payments for subscriptions delivered to the Escrow Agent by the Company pursuant to this Agreement are not cleared through normal banking channels within 5 days after such delivery, the Escrow Agent shall deliver such uncleared Payments to the Company, unless the Escrowed Funds are returned to subscribers pursuant to Paragraph 5(b) above, in which case the Escrow Agent shall be reimbursed by the Company for the amount of all uncleared payments.

8.	Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Units:
To their respective addresses as specified in their Subscription Agreements.

If to the Company:
Wellspring Aerospace International, Inc.
3933 Clayton Road W.
Fort Worth, TX 76116

or

If to the Escrow Agent:
223 West Nash Street
Wilson, NC 27893
Attention: Corporate Trust Services

3

9.	Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees to the Escrow Agent as outlined in ATTACHMENT (I).

10.	General.

(a)	This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Virginia applicable to contracts to be made and performed entirely in said state.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)	This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)	This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)	This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.

11.	Representation of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Units is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Units, or has approved, endorsed or passed upon the merits of the Units, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Units, other than by acknowledgement that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

12.	Resignation of Escrow Agent. If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify the Escrow Agreement in any manner that the Escrow Agent shall deem undesirable, the Escrow Agent may resign by notifying the Company. Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed. Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Escrow Agreement.

13.	Force Majure. The Escrow Agent shall not be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

4

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

WEllSpring Aerospace INternational, INC.

By:
Kevin B. Williams

	Title:	President

“ESCROW AGENT”

BRANCH BANKING AND TRUST COMPANY

By:

Name:

Title:

5

ATTACHMENT I

Escrow Agent Fee Schedule

Setup Fee:	Waived

Note: This fee provides consideration for program review, due diligence and activities leading up to and including the account establishment. This fee is payable in full on or before Closing Date, and shall not be pro-rated.

Administration Fee:	$ 2,000.00

Note: This fee is paid on an annual billing period, payable in advance and commencing Closing Date.

Investment Fee:	$ 0.00 per trade, per account

Note: This fee shall be charged each billing period, based [per trade; upon an estimate an of 0 trades per billing period; upon investment average invested balances at .0000% over each billing cycle].

Statement Fee:	$0.00 per year

Note: Accounts will initially be established with web-based online, view-only statement provider, TamLink. These online services shall be available to the Client free of charge. Online TamLink statements can be printed into a paper format and downloaded into data files that may be manipulated by the Client through Excel® or other analytical and reporting computer applications. If the Client requests a paper statement, then the Client shall be charged at the rate of $1,000 per year.

Legal Fees:	At Cost ( None Anticipated )

Note: BB&T may use legal counsel of its own selection (acceptable to the client), and all legal counsel expenses of BB&T shall be paid by the Client promptly upon presentment. If permitted under the governing documents, the expenses shall be born by the trust. If internal counsel is employed, a rate of $500 per hour will be applied.

Early Termination Fees:	$0.00 Plus Pro Rata Fees

Note: Due to the processing services required, termination fees for any reason, including but not limited to early call or put, defeasance, or sale and liquidation, shall entitle BB&T to a single Termination Fee as indicated above. In addition, because BB&T has priced the services described herein, in part, on the basis of the program duration estimate of [insert length of time by years and months], in the event the program terminates prior to this estimated duration, BB&T shall be entitled to the pro-rata portion of fees on a present value basis using an annual discount rate of 10.00%.

Expenses:	0%

Note: These represent ordinary out-of-pocket expenses estimated as a percentage of the Administration Fee to be calculated by annual rate, and are payable on a pro-rata basis at the time each Administration Fee becomes due and payable. These fees do not represent extraordinary fees or expenses not otherwise contemplated within this Fee Schedule or the governing documentation.

6

Caveats and Assumptions

1.	Unless representing titles, or terms defined herein, all capitalized terms shall be as defined in the above-named transaction. Final acceptance of the services contemplated herein shall be subject to a final due diligence and business review of the Agreement.
2.	All fees and expenses shall become due and payable at the time indicated above. Any fees or expenses not received when due shall become available from the escrow account or as permitted under the governing documents.
3.	BB&T shall be entitled to a minimum of 0.0% per Permitted Investment trade.
4.	Fees and expenses quoted herein apply to services ordinarily rendered by BB&T as Escrow Agent under the governing documents, and they are subject to reasonable adjustment based on a final review of documents or when BB&T is called upon to undertake extraordinary duties or responsibilities not expressly contemplated in the governing documents, or as changes in law, procedures, or the cost of doing business demand. Services in addition to or not contemplated in this Fee Schedule, including but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses unless otherwise expressed herein. Transaction costs include charges for wire transfers, money transfers, checks, internal transfers, security transfers and transfers for investment.
5.	Unless otherwise indicated in the governing documents or herein, the above fees relate to the establishment of [1] escrow account. Additional sub-accounts under the same governing documents or supplemental documents thereto may incur additional charges.
6.	In the event the above transaction is not completed, the Setup Fee and the first-year Administration Fee shall remain due and payable; and in the event such fees are paid they will not be refunded to the Client.

7